SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                        Commission File Number   2-91762
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                         POLARIS AIRCRAFT INCOME FUND I
             (Exact name of registrant as specified in its charter)

         201 High Ridge Road, Stamford, Connecticut 06927 (203) 357-3776
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [  ]         Rule 12(h)-3(b)(1)(i)   [X]
          Rule 12g-4(a)(1)(ii)  [  ]         Rule 12(h)-3(b)(1)(ii)  [  ]
          Rule 12g-4(a)(2)(i)   [  ]         Rule 12(h)-3(b)(2)(i)   [  ]
          Rule 12g-4(a)(2)(ii)  [  ]         Rule 12(h)-3(b)(2)(ii)  [  ]
                                             Rule 15d-6              [  ]

                Approximate number of holders of record as of the
                         certification or notice date:

          NONE, FOLLOWING THE FILING OF THE REGISTRANT'S CERTIFICATE OF
              CANCELLATION WITH THE CALIFORNIA SECRETARY OF STATE.
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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
Polaris  Investment   Management   Corporation,   the  general  partner  of  the
Registrant, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       POLARIS AIRCRAFT INCOME FUND I
                                       (Registrant)
                                       By: Polaris Investment
                                           Management Corporation,
                                           General Partner



       June 30, 2003                       BY: /s/ William R. Carpenter
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                                               William R. Carpenter, President